Cypress Energy Partners, L.P. 8-K

EXHIBIT NO. 99.1

Cypress Energy Partners, L.P. Announces Second Quarter 2018 Results

TULSA, Oklahoma -- (BUSINESS WIRE)—August 13, 2018

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Revenues of $76.5 million for the second quarter, an increase of 2.5% from the second quarter of 2017, and an increase of 18.0% over the first quarter of 2018;
●	Gross margin of $10.9 million for the second quarter, an increase of 27.1% from the second quarter of 2017, and an increase of 34.6% over the first quarter of 2018;
●	$10.5 million of cash as of June 30, 2018;
●	Coverage ratio of 1.25x, an increase of 48.8% from the second quarter of 2017; and
●	Cash distribution of $0.21 per unit, consistent with the last five quarters.

Peter C. Boylan III, Cypress Energy Partners, L.P.’s (“CELP”) Chairman and Chief Executive Officer stated, “We are encouraged by the sequential improvement in our operating results in the second quarter of 2018. All three of our business segments continued to show solid growth during the quarter as anticipated. The strength of our recovery can be clearly seen with significant improvements in EBITDA and DCF compared with prior periods. Our Pipeline Inspection business, Tulsa Inspection Resources (“TIR”), achieved an important milestone in June, celebrating its 15th anniversary. TIR has been profitable every year of its history, has proven its resiliency during the financial crisis and the recent energy downturn, and has posted an impressive history of growing its business organically. During the quarter, we completed our previously announced refinancing, and have significantly reduced our debt by 44% from the end of 2017. We now enjoy a much stronger balance sheet with net leverage of 3.09x trailing twelve-month EBITDA.

“Our customers have recovered nicely from the downturn, benefitting from the material improvement in commodity prices that have led to increases in spending on maintenance and growth capital expenditures which, in turn, has benefited our business. These fundamental improvements in the energy industry underpin the confidence we have in our business outlook. The last three years have been marked by the most significant energy downturn in generations, and we have capitalized on a number of competitive opportunities while simultaneously transforming our company to be even more competitive in the broad-based recovery. We continue to expand our lines of business organically and have reached new levels of efficiency in all our activities as demonstrated in all three of our business segments. We continue to look at some acquisition and organic growth opportunities and remain ready to capture these opportunities. Demand for our pipeline inspection and integrity services has remained strong. Our Pipeline Inspection and Integrity Services segments represented 96% of our revenues and 81% of our gross margin during the three months ended June 30, 2018.

“The average pipeline inspector headcount from U.S. operations of 1,183 during the second quarter of 2018 was a 9.8% increase from the U.S. inspector headcount during second quarter 2017. Revenues and gross margins during 2018 have also benefitted from two new service lines that we developed during 2017. Our Pipeline Inspection gross margin percentage continues to improve (11.2% in the second quarter of 2018, compared to 9.5% in the first quarter of 2018 and 9.7% in the second quarter of 2017) as a result of our focus on higher-margin services.

“Revenues of our Integrity Services (hydrostatic testing) segment of $7.4 million during the first six months of 2018 were considerably higher than revenues of $3.1 million during the first six months of 2017. Our margin percentage of 29.3% in the first six months of 2018 was also considerably higher than the margin percentage of 7.1% in the first six months of 2017.

“Our Water Services segment continues to benefit from higher rig counts, activity, and oil prices. Revenues from our North Dakota operations continue to significantly increase ($3.0 million during second quarter 2018, compared to $2.4 million during first quarter 2018 and $1.5 million during second quarter 2017, an increase of 100% from year-to-year) due to increased customer activity and the completion in January 2018 of a new pipeline gathering system into one of our facilities.

“We also sold our two saltwater disposal facilities in West Texas earlier this year on attractive terms, and now operate our Water Services segment solely in the Williston Basin region of North Dakota, where we believe we have better economies of scale. We currently operate nine saltwater disposal facilities with nine different connected pipelines, with additional pipelines currently under development. Approximately 43% of our saltwater disposal volumes in the second quarter of 2018 were received via these pipelines. During the second quarter of 2018, 90% of our saltwater was produced saltwater from completed oil wells."

Additionally, Mr. Boylan stated, “We continue to pursue acquisition opportunities and the previously-announced strategic alternatives process. The long-term increasing demand for pipeline inspection and integrity services and water solutions remains strong due to our nation’s aging pipeline infrastructure, growing production, and increasing governmental regulations.”

Second Quarter:

●	Revenue of $76.5 million for the three months ended June 30, 2018, compared with $74.6 million for the three months ended June 30, 2017, representing a 2.5% increase. For the quarter, revenue increased sequentially by 18% over the three months ended March 31, 2018 of $64.8 million.
●	Gross margin of $10.9 million for the three months ended June 30, 2018, compared to $8.6 million for the three months ended June 30, 2017, representing a 27.1% increase. For the quarter, gross margin increased 34.6% over the three months ended March 31, 2018, with a gross margin of $8.1 million. The gross margin percentage was 14.3% for the three months ended June 30, 2018, compared to 11.5% for the three months ended June 30, 2017 and 12.5% for the three months ended March 31, 2018.
●	Net income of $3.6 million for the three months ended June 30, 2018, compared to $0.5 million for the three months ended June 30, 2017. Net income included gains on asset sales of $1.6 million and $0.1 million for the three months ended June 30, 2018 and 2017, respectively. For the three months ended March 31, 2018, net income was $1.0 million.
●	Net income attributable to CELP limited partners of $3.4 million for the three months ended June 30, 2018, compared to $1.5 million for the three months ended June 30, 2017, representing a 133.5% increase. During the three months ended June 30, 2017, income attributable to limited partners included $0.8 million of sponsor support. For the three months ended March 31, 2018, net income attributable to CELP limited partners was $0.7 million.
●	Adjusted EBITDA of $5.9 million for the three months ended June 30, 2018 (including noncontrolling interests and amounts attributable to our general partner), compared to $4.8 million for the three months ended June 30, 2017 (including noncontrolling interests and amounts attributable to our general partner), representing an increase of 21.8%. During the three months ended June 30, 2017, Adjusted EBITDA included $0.8 million of sponsor support. The second quarter Adjusted EBITDA increased 81% compared to the three months ended March 31, 2018 Adjusted EBITDA of $3.3 million.
●	Adjusted EBITDA attributable to limited partners of $5.6 million for the three months ended June 30, 2018, compared to $4.8 million for the three months ended June 30, 2017, representing an increase of 16.4%. During the three months ended June 30, 2017, Adjusted EBITDA attributable to limited partners included $0.8 million of sponsor support. The second quarter Adjusted EBITDA attributable to limited partners increased 96% compared to the three months ended March 31, 2018 Adjusted EBITDA attributable to limited partners of $2.9 million.
●	Distributable Cash Flow available to limited partners of $3.1 million for the three months ended June 30, 2018, compared to $2.1 million for the three months ended June 30, 2017, representing an increase of 48.6%. During the three months ended June 30, 2017, distributable cash flow included $0.8 million of sponsor support. The second quarter Distributable Cash Flow increased 236% compared to the three months ended March 31, 2018 Distributable Cash Flow of $0.9 million.
●	A coverage ratio of 1.25x in the second quarter of 2018, compared to a coverage ratio of 0.84x in the second quarter of 2017 and a coverage ratio of 0.37x in the first quarter of 2018.
●	A leverage ratio of 3.6x compared to a 4.0x covenant maximum and an interest coverage ratio of 5.0x compared to a 3.0x covenant minimum at June 30, 2018 pursuant to the terms of our credit facility.

Year-To-Date:

●	Revenue of $141.3 million for the six months ended June 30, 2018, an increase of 1.4% from the same period in the prior year. This increase was due to increased customer activity in each of our business segments, despite the sale during 2018 of two of our saltwater disposal facilities and a significant reduction in our Canadian operations.
●	Net income of $4.5 million for the six months ended June 30, 2018, compared to net loss of $4.4 million for the same period in the prior year. Net income included gains on asset sales of $3.3 million and $0.1 million for the six months ended June 30, 2018 and 2017, respectively. Net loss for the six months ended June 30, 2017 included impairment charges of $3.6 million.
●	Net income attributable to limited partners of $4.1 million for the six months ended June 30, 2018, compared to a net loss of $1.4 million for the same period in the prior year (including impairment charges of $2.8 million). During the six months ended June 30, 2017, net loss attributable to limited partners was reduced by $1.8 million of sponsor support.
●	Adjusted EBITDA of $9.1 million for the six months ended June 30, 2018 (including non-controlling interests), compared to $7.6 million for the same period in the prior year, up 19.7%. During the six months ended June 30, 2017, Adjusted EBITDA included $1.8 million of sponsor support. Excluding sponsor support in the prior year period, Adjusted EBITDA increased 55%.
●	Adjusted EBITDA attributable to limited partners of $8.5 million for the six months ended June 30, 2018, compared to $7.9 million for the same period in the prior year, up 7.7%. During the six months ended June 30, 2017, Adjusted EBITDA attributable to limited partners included $1.8 million of sponsor support. Excluding sponsor support in the prior year period, Adjusted EBITDA attributable to limited partners increased 38%.
●	Distributable Cash Flow attributable to limited partners of $4.1 million for the six months ended June 30, 2018, up 19.0% from the same period in the prior year and 145% excluding sponsor support in the prior year.

Highlights include:

●	A more attractive mix of business generating higher margins, EBITDA, and distributable cash flow on less working capital.
●	We averaged 1,188 inspectors per week for the second quarter of 2018, a slight increase compared to 1,186 in the second quarter of 2017 and 1,030 in the first quarter of 2018. Our focus on maintenance and integrity work and non-destructive examination (“NDE”) continues to benefit our gross margins in comparison with our basic inspection work.
●	We disposed 3.6 million barrels of saltwater, at an average revenue per barrel of $0.85 for the second quarter of 2018, compared with the disposal of 3.0 million barrels of saltwater at an average revenue per barrel of $0.68 for the second quarter of 2017 and 3.1 million barrels of saltwater at an average revenue per barrel of $0.82 for the first quarter of 2018.
●	Maintenance capital expenditures for the three months ended June 30, 2018 were $0.1 million, compared to a nominal amount in the second quarter of 2017.
●	Our expansion capital expenditures during the first six months of 2018 totaled $3.6 million and were primarily related to new pipelines which expanded our Water Services segment, the rebuilding of two saltwater disposal facilities that were struck by lightning in 2017 (one of which was subsequently sold), and equipment purchases in our Pipeline Inspection segment to support its growth.

Looking forward:

●	We continue to successfully grow our business organically pursuing new projects, new customers, and renewing existing contracts. We have solid growth prospects for the foreseeable future.
●	Our Integrity Services business (hydrostatic testing) second quarter results substantially improved over the prior year with an increase in average revenue per field personnel. We continue to see improvements in this segment as the economy turns and we invest in our senior management team.
●	During the second quarter, 90% of total water volumes came from produced water, and piped water represented 43% of total water volumes. As commodity prices have improved leading to increased drilling activity, we expect to have operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. During the second quarter of 2018, we rebuilt a North Dakota saltwater disposal facility which was struck by lightning in July 2017.
●	Our saltwater disposal facilities have substantial unused capacity to support growth with current utilization of approximately 40%.
●	We continue to evaluate several acquisition opportunities that would initially be acquired by our sponsor with the expectation that they would be offered to CELP in the future as a drop-down opportunity.
●	Our debt interest rate is floating and LIBOR interest rates have continued to rise over the last quarter by approximately 22 basis points and by almost 87 basis points compared to this time last year. The reduction in our outstanding debt upon amending our Credit Facility will favorably impact our interest expense.

CELP will file its quarterly report on Form 10-Q for the period ended June 30, 2018 with the Securities and Exchange Commission on August 14, 2018. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host the Second Quarter Earnings Conference Call on Tuesday, August 14, 2018, at 10:00 am EDT (9:00 am CDT) to discuss its second quarter 2018 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 339-2688, Passcode 78286946, or International Dial-In (Toll): (617) 847-3007, Passcode 78286946. An archived audio replay of the call will be available on the Investor section of our website at www.cypressenergy.com beginning at 10:00 am EDT (9:00 am CDT) on August 16, 2018.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity based compensation, plus or minus other extraordinary or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity based compensation attributable to limited partners, plus or minus other extraordinary or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding cash interest paid, cash income taxes paid, maintenance capital expenditures, and cash distributions on preferred equity. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow, (ii) Net Income (Loss) attributable to limited partners to Adjusted EBITDA attributable to limited partners and Distributable Cash Flow and (iii) Net Cash Provided by Operating Activities to Adjusted EBITDA and Distributable Cash Flow are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Jeff Herbers, 918-947-5730 Chief Accounting Officer jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2018 and December 31, 2017
(in thousands, except unit data)

	June 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$10,499	$24,508
Trade accounts receivable, net	47,692	41,693
Prepaid expenses and other	1,040	2,294
Assets held for sale	—	2,172
Total current assets	59,231	70,667
Property and equipment:
Property and equipment, at cost	23,057	22,700
Less: Accumulated depreciation	9,991	9,312
Total property and equipment, net	13,066	13,388
Intangible assets, net	24,114	25,477
Goodwill	50,344	53,435
Debt issuance costs, net	1,498	—
Other assets	266	236
Total assets	$148,519	$163,203

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$3,404	$3,757
Accounts payable - affiliates	3,966	3,173
Accrued payroll and other	11,163	9,109
Liabilities held for sale	—	97
Income taxes payable	346	646
Current portion of long-term debt	—	136,293
Total current liabilities	18,879	153,075
Long-term debt	76,129	—
Asset retirement obligations	142	143
Total liabilities	95,150	153,218

Owners' equity:
Partners’ capital:
Common units (11,933,522 and 11,889,958 units outstanding June 30, 2018 and December 31, 2017, respectively)	33,852	34,614
Preferred units (5,769,231 units outstanding at June 30, 2018)	43,636	—
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,545)	(2,677)
Total partners' capital	49,067	6,061
Noncontrolling interests	4,302	3,924
Total owners' equity	53,369	9,985
Total liabilities and owners' equity	$148,519	$163,203

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2018 and 2017
(in thousands, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenue	$76,468	$74,567	$141,294	$139,289
Costs of services	65,525	65,958	122,222	124,351
Gross margin	10,943	8,609	19,072	14,938

Operating costs and expense:
General and administrative	5,822	5,329	11,277	10,439
Depreciation, amortization and accretion	1,110	1,206	2,244	2,377
Impairments	—	—	—	3,598
Gain on asset disposals, net	(1,606)	(113)	(3,315)	(113)
Operating income (loss)	5,617	2,187	8,866	(1,363)

Other (expense) income:
Interest expense, net	(1,668)	(1,795)	(3,624)	(3,504)
Debt issuance cost write-off	(114)	—	(114)	—
Foreign currency gains (losses)	(117)	267	(451)	267
Other, net	125	60	207	105
Net income (loss) before income tax expense	3,843	719	4,884	(4,495)
Income tax expense (benefit)	287	222	368	(71)
Net income (loss)	3,556	497	4,516	(4,424)

Net income (loss) attributable to noncontrolling interests	149	(133)	384	(1,298)
Net income (loss) attributable to partners / controlling interests	3,407	630	4,132	(3,126)
Net loss attributable to general partner	—	(829)	—	(1,750)
Net income (loss) attributable to limited partners	3,407	1,459	4,132	(1,376)
Net income attributable to preferred unitholders	367	—	367	—
Net income (loss) attributable to common unitholders	$3,040	$1,459	$3,765	$(1,376)

Net income (loss) per common limited partner unit:
Basic	$0.25	$0.12	$0.32	$(0.13)
Diluted	$0.24	$0.12	$0.31	$(0.13)

Weighted average common units outstanding:
Basic	11,933,390	11,880,452	11,916,127	10,404,026
Diluted	14,298,409	12,002,538	13,323,692	10,404,026

Weighted average subordinated units outstanding - basic and diluted	—	—	—	1,470,083

Reconciliation of Net Income (Loss) to Adjusted EBITDA to
Distributable Cash Flow

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
	(in thousands)

Net income (loss)	$3,556	$497	$4,516	$(4,424)
Add:
Interest expense	1,668	1,795	3,624	3,504
Debt issuance cost write-off	114	—	114	—
Depreciation, amortization and accretion	1,375	1,481	2,793	2,913
Impairments	—	—	—	3,598
Income tax expense (benefit)	287	222	368	(71)
Non-cash allocated expenses	—	829	—	1,750
Equity based compensation	335	409	547	766
Foreign currency losses	117	—	451	—
Less:
Foreign currency gains	—	267	—	267
Gain on asset disposals, net	1,561	131	3,270	131
Adjusted EBITDA	$5,891	$4,835	$9,143	$7,638

Adjusted EBITDA attributable to noncontrolling interests	278	12	664	(236)
Adjusted EBITDA attributable to limited partners / controlling interests	$5,613	$4,823	$8,479	$7,874

Less:
Cash interest paid, cash taxes paid, maintenance capital expenditures	2,492	2,723	4,428	4,470
Distributable cash flow	$3,121	$2,100	$4,051	$3,404

Reconciliation of Net Income (Loss) Attributable to
Limited Partners to Adjusted EBITDA Attributable
to Limited Partners and Distributable Cash Flow
	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
	(in thousands)

Net income (loss) attributable to limited partners	$3,407	$1,459	$4,132	$(1,376)
Add:
Interest expense attributable to limited partners	1,668	1,795	3,624	3,504
Debt issuance cost write-off attributable to limited partners	114	—	114	—
Depreciation, amortization and accretion attributable to limited partners	1,252	1,340	2,527	2,630
Impairments attributable to limited partners	—	—	—	2,823
Income tax expense attributable to limited partners	281	218	354	(75)
Equity based compensation attributable to limited partners	335	409	547	766
Foreign currency losses attributable to limited partners	117	—	451	—
Less:
Foreign currency gains attributable to limited partners	—	267	—	267
Gain on asset disposals attributable to limited partners, net	1,561	131	3,270	131
Adjusted EBITDA attributable to limited partners	5,613	4,823	8,479	7,874

Less:
Cash interest paid, cash taxed paid and maintenance capital expenditures
attributable to limited partners	2,492	2,723	4,428	4,470
Distributable cash flow	$3,121	$2,100	$4,051	$3,404

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA to Distributable Cash Flow
Attributable to Limited Partners
	Six Months ended June 30,
	2018	2017
	(in thousands)

Cash flows provided by operating activities	$2,059	$1,712
Changes in trade accounts receivable, net	6,059	4,727
Changes in prepaid expenses and other	(1,358)	586
Changes in accounts payable and accrued liabilities	(1,744)	(3,920)
Change in income taxes payable	300	802
Interest expense (excluding non-cash interest)	3,377	3,210
Income tax expense (excluding deferred tax benefit)	368	287
Other	82	234
Adjusted EBITDA	$9,143	$7,638

Adjusted EBITDA attributable to noncontrolling interests	664	(236)
Adjusted EBITDA attributable to limited partners / controlling interests	$8,479	$7,874

Less:
Cash interest paid, cash taxes paid, maintenance capital expenditures	4,428	4,470
Distributable cash flow	$4,051	$3,404

Operating Data
	Three Months				Six Months
	Ended June 30,				Ended June 30,
	2018		2017		2018		2017

Total barrels of saltwater disposed (in thousands)	3,577		2,966		6,652		5,739
Average revenue per barrel	$0.85		$0.68		$0.83		$0.68
Water and environmental services gross margins	68.3%		70.0%		63.5%		61.7%
Average number of inspectors	1,188		1,186		1,109		1,135
Average number of U.S. inspectors	1,183		1,077		1,102		968
Average revenue per inspector per week	$4,556		$4,550		$4,475		$4,508
Pipeline inspection services gross margins	11.2%		9.7%		10.4%		9.3%
Average number of field personnel	22		18		22		17
Average revenue per field personnel per week	$10,755		$10,244		$13,054		$7,036
Pipeline integrity services gross margins	32.0%		17.9%		29.3%		7.1%
Maintenance capital expenditures (in thousands)	$139		$14		$263		$88
Expansion capital expenditures (in thousands)	$1,725		$67		$3,632		$291
Distributions (in thousands)	$2,506		$2,495		$5,012		$4,990
Coverage ratio	1.25	x	0.84	x	0.81	x	0.68	x